(ROPES & GRAY LOGO)

ROPES & GRAY LLP
ONE INTERNATIONAL PLACE
BOSTON, MA 02110-2624
WWW.ROPESGRAY.COM

August 17, 2009

Seligman International Growth Fund
Seligman Global Fund Series, Inc.
734 Ameriprise Financial Center
Minneapolis, MN 55474

RiverSource Partners International Select Growth Fund
RiverSource International Managers Series, Inc.
734 Ameriprise Financial Center
Minneapolis, MN 55474

Ladies and Gentlemen:

     We have acted as counsel in connection with the Agreement and Plan of Reorganization (the "Agreement") dated as of January 10, 2009 between and among:
(i) Seligman Global Fund Series, Inc., a Maryland corporation, on behalf of one of its series, Seligman International Growth Fund ("Target Fund"); (ii) RiverSource International Managers Series, Inc., a Minnesota corporation, on behalf of one of its series, RiverSource Partners International Select Growth Fund ("Acquiring Fund," together with Target Fund, the "Funds"); and (iii) RiverSource Investments, LLC, the investment adviser to the Funds; which Reorganization is to take place as of the date of this letter (the "Closing Date"). The Agreement describes a proposed transaction (the "Reorganization") to occur as of the date of this letter (the "Closing Date"), pursuant to which Acquiring Fund will acquire substantially all of the assets of Target Fund in exchange for shares of beneficial interest in Acquiring Fund (the "Acquiring Fund Shares") and the assumption by Acquiring Fund of all of the liabilities of Target Fund following which the Acquiring Fund Shares received by Target Fund will be distributed by Target Fund to its shareholders in liquidation and termination of Target Fund. This opinion as to certain U.S. federal income tax consequences of the Reorganization is furnished to you pursuant to Section 9 of the Agreement. Capitalized terms not defined herein are used herein as defined in the Agreement.

     Target Fund is a series of Seligman Global Fund Series, Inc., which is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management investment company. Shares of Target Fund are redeemable at net asset value at each shareholder's option. Target Fund has elected to be a regulated investment company for federal income tax purposes under Section 851 of the Internal Revenue Code of 1986, as amended (the "Code").

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                                                                 August 17, 2009

Seligman International Growth Fund
RiverSource Partners International Select Growth Fund

     Acquiring Fund is a series of RiverSource International Managers Series, Inc., which is registered under the 1940 Act as an open-end management investment company. Shares of Acquiring Fund are redeemable at net asset value at each shareholder's option. Acquiring Fund has elected to be a regulated investment company for federal income tax purposes under Section 851 of the Code.

     For purposes of this opinion, we have considered the Agreement, the Combined Proxy Statement/Prospectus dated April 4, 2009 and such other items as we have deemed necessary to render this opinion. In addition, each of (a) Target Fund, (b) Acquiring Fund, (c) Seligman Data Corp. ("SDC") and (d) representatives of RiverSource Fund Distributors, Inc. ("RiverSource Distributors") has provided us with a letter dated as of the date of this letter (collectively, the "Representation Letters") representing as to certain facts, occurrences and information upon which each of the respective entities above has indicated that we may rely in rendering this opinion (whether or not contained or reflected in the documents and items referred to above).

     In reviewing the foregoing materials, we have assumed, with your permission, the authenticity of original documents, the accuracy of copies, the genuineness of signatures, the legal capacity of signatories, and the proper execution of documents. We have further assumed that (i) all parties to the Agreement and any other documents examined by us have acted, and will act, in accordance with the terms of such Agreement and documents, and that the Reorganization will be consummated pursuant to the terms and conditions set forth in the Agreement without the waiver or modification of any such terms and conditions; and (ii) all representations contained in the Agreement, as well as those representations contained in the Representation Letters, are true and complete.

     The facts represented to us in the Representation Letters support the conclusion that, based on the analysis and subject to the considerations set forth below, while the matter is not free from doubt, the Reorganization constitutes a reorganization within the meaning of Section 368(a)(1) of the Code. The Reorganization's consequences to Target Fund shareholders, Target Fund, and Acquiring Fund are set forth more fully below.

I. "SUBSTANTIALLY ALL OF THE PROPERTIES" TEST: CERTAIN INSTITUTIONAL SHAREHOLDER REDEMPTIONS

     To qualify as a reorganization under either Code Section 368(a)(1)(C) or 368(a)(1)(D) (a "'C' or 'D' Reorganization," respectively), a target corporation must transfer "substantially all of its 'properties' or 'assets,'" respectively, to the acquiring corporation. For the purpose of evaluating whether a target fund has met this "substantially all" requirement or test, it is often necessary to determine whether amounts distributed by the target fund to meet certain pre-reorganization redemption requests should be viewed as separate transactions, unrelated to the reorganization, and therefore excluded from the analysis of whether the target fund has transferred "substantially all" of its properties or assets, as the case may be, to an acquiring fund.


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                                                                 August 17, 2009

Seligman International Growth Fund
RiverSource Partners International Select Growth Fund

     The Code and the regulations thereunder do not define "substantially all" the properties of a corporation. However, the Internal Revenue Service (the "IRS" or the "Service") has provided some guidance in this respect. For purposes of receiving a private letter ruling that a transaction qualifies as a C or D Reorganization, Revenue Procedure 77-37(1) states that a transaction will satisfy the "substantially all" requirement "if there is a transfer... of assets representing at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by the corporation immediately prior to the transfer."(2) The Revenue Procedure states that for purposes of this "90/70 test", "all redemptions and distributions (except for regular, normal dividends) made by Target will be included as assets of Target... immediately prior to the transaction."(3) Revenue Procedure 77-37 clarifies that assets distributed in redemption will be considered as assets held by the corporation immediately prior to the transfer of the target's assets only when the redemptions "are part of the plan of reorganization."(4) This clarification reflects the historical application of the "substantially all" the properties test to asset transfers by the target corporation pursuant to a pre-conceived plan of reorganization rather than to transfers that are separate transactions, independent of the plan.(5) In our view, it is not appropriate to treat a pre-reorganization redemption that was not initiated at the behest of one of the reorganizing funds or its agent as a part of a plan of reorganization, and therefore one can disregard such redemptions for purposes of the 90/70 test.

     In the period of time leading up to the Reorganization, there were a series of redemptions of Target Fund shares by institutional investors that potentially raise the question whether Target Fund meets the requirement that it transfer substantially all its properties or assets to Acquiring Fund in the Reorganization. In particular, during the period between June 22, 2009 and June 26, 2009, the North Carolina College Savings and Investment Program (the "NC 529 Plan") redeemed 1,017,832 shares of Target Fund stock (the "NC 529 Plan Redemption"), with a value on the date of the redemption equal to approximately 20.4% of the Combined Value of Target

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(1)  Rev. Proc. 77-37, 1977-2 C.B. 568, as amended by Rev. Proc. 86-42, 1986-2
     C.B. 722.

(2)  Rev. Proc. 77-37, 1977-2 C.B. 568, section 3.01.

(3) Id. at Sec. 15.03. Revenue Procedure 86-42 amplifies Revenue Procedure 77-37 and states that "all redemptions and distributions (except for regular, normal dividends) made by Target immediately preceding the Transfer will be included as assets of the Target held immediately prior to the Transaction." Rev. Proc. 86-42, 1986-2 C.B. 722.

(4)  Rev. Proc. 77-37, Sec. 3.01.

(5) See, e.g., Commissioner v. Elkhorn Coal Co., 95 F.2d 732, 738 (1938) (holding that a transferor corporation, T, failed to meet the "substantially all" the properties requirement for purposes of a C reorganization, when T spun off unwanted assets by transferring these properties to a newly created corporation prior to transferring the remainder of its assets to acquiring corporation, P, when the facts showed that the incorporation of the new company and transfer made to it "were part of a single plan under which the transfer was made to [P] and that they should be treated as parts of one transaction."); see also Rev. Rul. 2003-79, 2003-29 I.R.B. 80 (upholding the conclusion in Elkhorn Coal Co. with respect to equivalent facts); Rev. Rul. 88-48, 1988-1 C.B. 117 (the Service examined (for purposes of application of the "substantially all" the properties test) a target corporation's sale of 50% of its historic business assets in a taxable transaction to a third party made as "part of its overall plan" to transfer the cash proceeds from the sale and remaining historic business assets to an acquiring corporation).


                                       -3-

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                                                                 August 17, 2009

Seligman International Growth Fund
RiverSource Partners International Select Growth Fund

Fund. For this purpose, the Combined Value of Target Fund is equal to the net asset value of Target Fund on the Closing Date, plus the value of all shares redeemed in the Institutional Shareholder Redemptions (as defined below), valued in each case at the net asset value per share of Target Fund shares on the Closing Date. Target Fund and Acquiring Fund have represented that the NC 529 Plan has no common board members or managers with either Fund, and that the Reorganization and the NC 529 Plan Redemption were independent of and without reference to one another. In addition, on August 10, 2009, multiple retirement plans (the "Plans") whose assets were invested according to the investment allocation and selection process known as the Seligman Time Horizon Matrix (the "Matrix") and participants in those plans collectively redeemed approximately 1,259,484 shares of Target Fund stock (the "Plan Redemptions'), with a value on the date of the redemption equal to approximately 24.0% of the Combined Value of Target Fund. RiverSource Distributors, which determines the Matrix investment allocation and selection process, and Target Fund and Acquiring Fund have represented: (i) that the Plan Redemptions resulted from the replacement by RiverSource Distributors of Target Fund with the Threadneedle International Opportunity Fund as the international equity investment option under the Matrix (the "Fund Substitution"); and (ii) that the Fund Substitution and the Reorganization were independent of and without reference to one another. On August 12, 2009, the Seligman Data Corp. Employees' Thrift Plan (the "SDC Thrift Plan") redeemed 8,326 shares of Target Fund stock (the "SDC Thrift Plan Redemption," and collectively with the NC 529 Plan Redemption and the Plan Redemptions, the "Institutional Shareholder Redemptions"), with a value on the date of the redemption equal to approximately 0.2% of the Combined Value of Target Fund. SDC, which oversees the SDC Thrift Plan, and Target Fund and Acquiring Fund have represented: (i) that the SDC Thrift Plan Redemption resulted from the termination of the SDC Thrift Plan in connection with the termination of SDC's business; and (ii) that the termination of the SDC Thrift Plan and the Reorganization were independent of and without reference to one another. Based on these facts as set forth in more detail in the Representation Letters, and based on our understanding of the relevant legal principles as set forth below, in our view the Institutional Shareholder Redemptions were not part of the plan of Reorganization, and accordingly the "substantially all" test (i.e., the 90/70 test) is satisfied.

     Unlike traditional corporations, open-end registered investment management companies, such as Seligman Global Fund Series, Inc. and its constituent series, such as Target Fund, are required by the 1940 Act to meet all shareholder redemption requests on demand.(6) Section 22(e) of the 1940 Act provides that, except under certain limited circumstances:

     [n]o registered investment company shall suspend the right of redemption, or postpone the date of payment or satisfaction upon redemption of any redeemable security in accordance with its terms for more than seven days after the tender of such security to the company or its agent designated for that purpose for redemption.

----------
(6) An open-end management company must meet shareholder redemption requests within seven days. 1940 Act, Section 22 (e), 54 Stat. 789, 823, and Rule 22c-1.


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                                                                 August 17, 2009

Seligman International Growth Fund
RiverSource Partners International Select Growth Fund

A redemption of RIC shares initiated by a shareholder and made pursuant to section 22(e) of the 1940 Act (a "Shareholder Demand Redemption") does not in itself implicate any involvement by the RIC, other than to honor the redemption in accordance with the 1940 Act. As discussed in more detail below, in our view, so long as such a redemption is not part of the plan of reorganization of the two reorganizing RICs- that is, that they did not set the redemption in motion, but rather simply responded to the redemption request of the redeeming shareholder(s), it should be viewed as a separate transaction and excluded from the analysis of whether a RIC has transferred "substantially all" of its properties or assets to an acquiring RIC in a tax-free C or D Reorganization.(7)

     There is no direct published authority (on which taxpayers are entitled to rely) confirming our conclusion that significant Shareholder Demand Redemptions made prior to a reorganization such as the Institutional Shareholder Redemptions should be viewed as separate transactions excluded from the determination of whether Target Fund has transferred "substantially all" of its properties to Acquiring Fund. In Revenue Ruling 56-345,(8) the Service concluded that a post-reorganization redemption of 26% of the stock issued by an acquiring RIC constituting a Shareholder Demand Redemption was not "part of a pre-conceived plan" but rather a transaction separate from the reorganization, excluded from the determination of whether "substantially all" the properties of the target RIC were acquired by the acquiring RIC, where (i) the redemption occurred pursuant to a solicitation made by a third, unrelated RIC to exchange such redeeming shareholders' acquiring RIC shares for its own shares, (ii) the actual plan of reorganization between the target and acquiring RICs did not mention the third-party RIC solicitation, (iii) the acquiring RIC made no commitment prior to the reorganization to redeem such stock after the reorganization, and (iv) the acquiring RIC had not agreed to pay the target shareholders cash for the target stock. Although Revenue Ruling 56-345 involves a post-reorganization redemption rather than a pre-reorganization redemption, in our view it indicates that substantial Shareholder Demand Redemptions close to a reorganization need not be taken into account for purposes of the "substantially all" test where such redemptions are not part of the plan of reorganization involving the target or acquiring RIC.

     In a number of private letter rulings issued in the 1990s, the Service relied on representations that excluded all redemptions pursuant to section 22(e) from consideration in determining that the 90/70 test was met.(9) Perhaps the most striking example of such rulings was issued in 1999, when the Service allowed a taxpayer to exclude from the determination of

----------
(7) See Rev. Rul. 56-345, 1956-2 C.B. 206 (discussed below, holding that a distribution of assets and later redemption of part of the latter corporation's stock constituted two separate and distinct transactions for purposes of section 368(a)(1)(C)).

(8)  1956-2 C.B. 206.

(9)  See, e.g., Priv. Ltr. Ruls 9307009 (November 17, 1992), 9512008 (September
     5, 1997), and 9736025 (December 22, 1994), and 199941046 (July 16, 1999).
     Written determinations such as private letter rulings do not have the force of law and may not be used or cited as precedent (Code Section 6110(k)(3)). Nevertheless, they are helpful in showing the IRS's views on the relevant transactions in question.


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                                                                 August 17, 2009

Seligman International Growth Fund
RiverSource Partners International Select Growth Fund

whether the transaction met the 90/70 test all "amounts paid by Target... [for] redemptions that Target, as an open-end investment company, makes when its shares are presented to it for redemption pursuant to section 22(e) of the [1940] Act." (10) In that case, a 42% Shareholder Demand Redemption made a few days prior to the reorganization and apparently in response to a target RIC's decision to transfer its assets to an acquiring RIC did not cause the subsequent asset transfer to violate the 90/70 test. In a series of private letter rulings issued in 2005,(11) the Service required a slightly different (and potentially more ambiguous) representation, in which RICs excluded "redemptions in the ordinary course [italics added] of Target Fund's business as an open-end investment company pursuant to Section 22(e) of the 1940 Act" from the determination of whether a reorganization meets the 90/70 test interpreting the "substantially all" the properties requirement.(12) These rulings provide no guidance with respect to precisely what constitutes a redemption in the "ordinary course," or, in particular, whether it requires that the redemption have been initiated by the shareholder other than in connection with (i.e., for a reason or reasons relating to) the reorganization. More recently, the Service accepted representations in two private letter rulings issued in 2008 (the "2008 Letter Rulings") which once again suggest that all redemptions occurring "pursuant to Section 22(e) of the 1940 Act"(13) are excluded from consideration under the 90/70 test. In our view, the 2008 Letter Rulings and the private letter rulings issued in the 1990s described above reflect what appears to be the Service's growing comfort that redemptions made pursuant to section 22(e) of the 1940 Act that are made by a shareholder in its capacity as such, do not raise the concerns that are generally addressed by the "substantially all" the properties test, regardless of whether such redemptions can necessarily be characterized as "in the ordinary course," at least in the sense of being in no way factually "connected to" the reorganization. In our view, redemption requests initiated by shareholders in their capacity as such, rather than by the fund or its agent, are not a part of the plan of reorganization, and are therefore properly disregarded in determining whether a reorganizing fund has met the "substantially all" test, regardless of whether the shareholder initiated the redemption "in connection with" (that is, arguably or even clearly in response to) the reorganization.

     We note that in four companion private letter rulings issued in February 2006(14) (the "2006 Letter Rulings"), the taxpayers included amounts distributed in redemption of a target RIC's shares to an "affiliate" of the target RIC's investment advisor(15) in their representation that certain reorganizations between RICs met the 90/70 test. Prior to the reorganizations in question

----------
(10) Priv. Ltr. Rul. 199941046 (July 16, 1999).

(11) See, e.g., Priv. Ltr. Ruls. 200542006 (Jul. 8, 2005) and 200540001 (Jul. 8,
     2005).

(12) See also, Priv. Ltr. Ruls. 200543049 ( Jul. 8, 2005); 200546007 (Jul. 8,
     2005); 200135021 (Jun. 6. 2001); 200135022 (Jun. 6, 2001); 200136013 (Jun.
     7, 2001); 200111023 (Dec. 14, 2000).

(13) Priv. Ltr. Ruls. 200818021 (May 2, 2008); 200819004 (May 9, 2008).

(14) Priv. Ltr. Ruls. 200622021 (Feb. 10, 2006), 200622022 (Feb. 10, 2006),
     200621011 (Feb. 10, 2006), and 200621012 (Feb. 10, 2006).

(15) More than 40% in Priv. Ltr. Rul. 20062102, and more than 50% in the other 2006 Letter Rulings.


                                       -6-

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                                                                 August 17, 2009

Seligman International Growth Fund
RiverSource Partners International Select Growth Fund

(the "2006 Reorganizations"), the affiliate shareholder, who owned more than 40 or 50 percent of the target RIC's stock, redeemed, exclusively for cash, shares representing up to 10 percent of the net asset value of the target RIC (the "Affiliate Redemption"). The taxpayers in question agreed to take the Affiliate Redemptions into account for purposes of determining whether substantially all the properties of the target RIC were transferred to the acquiring RIC in the reorganizations. However, because the Affiliate Redemption constituted only 10 percent of the net asset value of the target RIC in each case, the inclusion of the amount redeemed did not bear on the ultimate conclusion that the 2006 Reorganizations qualified as C Reorganizations.

     Although the 2006 Letter Rulings report in each ruling's facts that the Affiliate Redemption was made "in connection with" the respective 2006 Reorganization, it is not clear from the facts whether or in what manner those redemptions were part of the plan of those reorganizations. By contrast, the facts in the instant case indicate that the Institutional Shareholder Redemptions were not part of the plan of Reorganization. Namely, the facts as set forth in the Representation Letters demonstrate that the Institutional Shareholder Redemptions were undertaken independently of and without reference to the Reorganization and would have taken place even if the Reorganization had not occurred. In our view, the existence of any possible relationship between a shareholder who redeems shares at or near the time of a reorganization and the RICs involved in the reorganization should not bear on the 90/70 test, unless the redemption is set in motion by either fund or its agent, as would be the case were the redemption part of the reorganizing funds' plan of reorganization. In the case of the SDC Thrift Plan Redemption, SDC was an affiliate of Target Fund. However, the redemption resulted from the termination of SDC's business, which, as described in the Representation Letters, bore no connection to the
Reorganization: SDC would have terminated its business and the SDC Thrift Plan would have redeemed its shares in Target Fund whether or not the Reorganization occurred. The SDC Thrift Plan Redemption was not set in motion by either Fund or anyone acting as the agent of either Fund, and therefore was not part of the plan of Reorganization in the manner required, in our opinion, to include such redemption in the application of the 90/70 test. With respect to the NC 529 Plan Redemption and the Plan Redemptions, in contrast to the 2006 Letter Rulings, neither redemption was undertaken by an affiliate of Target Fund: the NC 529 Plan has no management or board members in common with Target Fund, and the Plan Redemptions were made by Plan sponsors and Participants who were unrelated to Target Fund.

     Based on our analysis of the published ruling and the private letter rulings described above, because in our view the Institutional Shareholder Redemptions were not a part of the plan of Reorganization, such redemptions should be viewed as separate transactions and excluded from the determination of whether Target Fund has transferred "substantially all" of its properties or assets to Acquiring Fund in the Reorganization.

     For the reasons stated above, we believe the Reorganization will meet the "substantially all" requirement of Section 368(a)(1) of the Code.


                                       -7-

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                                                                 August 17, 2009

Seligman International Growth Fund
RiverSource Partners International Select Growth Fund

II.  OPINION

     Based on the Representation Letters and customary assumptions, and our review of the documents and items referred to above, we are of the opinion that, although the matter is not free from doubt and subject to the final paragraphs hereof, for U.S. federal income tax purposes:

     (i) The Reorganization will constitute a reorganization within the meaning of Section 368(a) of the Code, and Target Fund and Acquiring Fund will each be a "party to reorganization" within the meaning of
            Section 368(b) of the Code;

     (ii) No gain or loss will be recognized by the Target Fund upon (a) the transfer of its assets to Acquiring Fund in exchange for Acquiring Fund Shares and the assumption by Acquiring Fund of all liabilities of Target Fund or (b) the distribution of the Acquiring Fund Shares by Target Fund to its shareholders in liquidation;

     (iii) No gain or loss will be recognized by Acquiring Fund upon receipt of the assets of Target Fund in exchange for Acquiring Fund Shares and the assumption by Acquiring Fund of all liabilities of Target Fund;

     (iv) The tax basis in the hands of Acquiring Fund of the assets of Target Fund transferred to the Acquiring Fund in the Reorganization will be the same as the tax basis of such assets in the hand of Target Fund immediately prior to the transfer;

     (v) The holding periods of the assets of Target Fund in the hands of Acquiring Fund will include the periods during which such assets were held by Target Fund;

     (vi) No gain or loss will be recognized by Target Fund shareholders upon the exchange of their shares of Target Fund for the Acquiring Fund Shares;

     (vii) The aggregate tax basis of the Acquiring Fund Shares each Target Fund shareholder receives in the Reorganization will be the same as the aggregate tax basis of his or her Target Fund shares exchanged therefore;

     (viii) A Target Fund shareholder's holding period for the Acquisition Fund Shares will include the period for which he or she held Target Fund shares exchanged therefor, provided that the shareholder held such Target Fund shares as capital assets on the date of the exchange; and


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                                                                 August 17, 2009

Seligman International Growth Fund
RiverSource Partners International Select Growth Fund

     (ix) Acquiring Fund will succeed to and take into account the items of Target Fund described in Section 381(c) of the Code, subject to the conditions and limitations specified in Sections 381, 382, 383 and 384 of the Code and the regulations thereunder.

We express no view with respect to the effect of the Reorganization on any transferred asset as to which any unrealized gain or loss is required to be recognized under federal income tax principles (i) at the end of a taxable year or upon the termination thereof, or (ii) upon the transfer of such asset regardless of whether such transfer would otherwise be a non-taxable transaction.

     We once again call your attention to the discussion above regarding the Institutional Shareholder Redemptions and their possible bearing on the evaluation of whether the "substantially all" requirement is satisfied in the present case. For the reasons stated above, in our view the facts as set forth in the Representation Letters and the other documents we have reviewed demonstrate that the Institutional Shareholder Redemptions were not part of the plan relating to the Reorganization, and accordingly the "substantially all" the properties test (i.e., the 90/70 test), should be satisfied. However, as noted above, there is a paucity of authority on which taxpayers are entitled to rely in considering the impact of substantial pre-reorganization redemptions such as the Institutional Shareholder Redemptions. As a result, and as noted above, we emphasize that our opinion is not free from doubt and it is possible that the Service or a court may take a contrary view.

     In addition, we call your attention to Revenue Ruling 87-76, 1987-2 C.B. 84, published by the IRS. In that ruling, the IRS held that the so-called "continuity of business enterprise" requirement necessary for tax-free reorganization treatment was not met in the case of an acquisition of an investment company which invested in corporate stocks and bonds by an investment company which invested in municipal bonds. Specifically, the IRS based its ruling on its conclusion that the business of investing in corporate stocks and bonds is not the same line of business as investing in municipal bonds. We believe that the IRS's conclusion in this ruling has always been questionable. In addition, a series of private letter rulings issued in July of 2005 suggests that the IRS's position on this issue is evolving: the IRS relied upon historic business representations to conclude that the reorganizations satisfied the continuity of business enterprise requirement. However, even if the IRS's 1987 revenue ruling were a correct statement of law, the facts of the Reorganization would be distinguishable from those in the ruling.

     We believe that Acquiring Fund and Target Fund are both engaged in the same line of business: each is an open-end investment company that seeks long-term capital appreciation by investing primarily in equity securities of non-U.S. companies with growth potential. After the Reorganization, Acquiring Fund will continue that line of business for the benefit of the stockholders of both Target and Acquiring Funds. While Acquiring Fund will dispose of securities formerly held by Target Fund, these dispositions


                                       -9-

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                                                                 August 17, 2009

Seligman International Growth Fund
RiverSource Partners International Select Growth Fund

will be fully consistent with the shared historic investment policies of both Funds and all proceeds generated by such dispositions will be reinvested in a manner fully consistent with such policies. In these circumstances, we are of the opinion that Acquiring Fund will have continued the historic business of Target Fund for the benefit of, among others, the historic stockholders of Target Fund, and that the continuity of business enterprise doctrine should, as a result, be fulfilled. However, in light of the Institutional Shareholder Redemptions and because Revenue Ruling 87-76 is the only ruling on which taxpayers can rely (i.e., the only ruling that is not a private letter ruling) dealing specifically with the application of the "continuity of business enterprise" requirement to a reorganization involving investment companies, our opinion cannot be free from doubt. No ruling has been or will be obtained from the IRS as to the subject matter of this opinion and there can be no assurance that the IRS or a court of law will concur with the opinion set forth above.

     Our opinion is based on the Code, Treasury Regulations, IRS rulings, judicial decisions, and other applicable authority, all as in effect on the date of this opinion. The legal authorities on which this opinion is based may be changed at any time. Any such changes may be retroactively applied and could modify the opinions expressed above.

                                        Very truly yours,


                                        /s/ Ropes & Gray LLP

                                        Ropes & Gray LLP


                                      -10-